Exhibit 10.101

Letter from The Smith & Wollensky Restaurant Group, Inc. to Alan M. Mandel dated as of June 20, 2000.

May 30, 2000	Via Facsimile
(248) 372-2114

Mr. Alan Mandel

Dear Alan:

It gives me great pleasure to offer you the position of Chief Financial Officer for The Smith & Wollensky Restaurant Group, Inc. The following points lay out the terms of the position, as we discussed:

•                  Base salary $200,000

•                  Bonus potential: A minimum of $20,000 based on year 2000 EBITDA of $8.2 million: with an increase potential of up to $40,000 based on company financial results. (This is based on the same plan as the President’s.)

•                  Stock options: 25,000 initially, vesting over 5 years with an additional minimum of 5,000 per year.

•                  Full medical coverage, as per our existing executive plan.

•                  401K package as per our existing executive plan.

•                  Vacation: 3 weeks per year.

•                  Company car, with gasoline, insurance, parking and tolls provided.

•                  Dining allowance: $5,000.00 per year for R&D:

•                  Comprehensive relocation package, based on three bids from nationally known and reputable companies.

In addition, should you decide not to relocate to the New York area until summer, 2001 the company will provide the following terms:

•                  A corporate apartment.

•                  Weekly flight to and from your Michigan home.

•                  Four-day work week, Monday through Thursday.

We look forward to having you on board, I know you will be a tremendous asset to the company, and I hope we have a long and fruitful relationship. I look forward to your response.

Sincerely,

/S/ Jim Dunn

Jim Dunn

President

June 20, 2000	Via Facsimile
(248) 372-2114

Mr. Alan Mandel

Dear Alan:

The following is a summary of our discussion regarding the two remaining points of the terms of your employment with The Smith & Wollensky Restaurant Group, Inc. (SWRG):

•                  If you do not relocate to the New York-area, SWRG will provide $2,500 per month in housing reimbursement for a period of one year from the effective date of your employment.  This housing reimbursement will cease should you relocate to the New York-area prior to the end of the one year period.

•                  If there is a change in control of the company where your services would no longer be required, you will receive a severance package equivalent to one year’s salary, with medical insurance coverage for one year.

Please let me know if the foregoing reflects your understanding of these points of the agreement.

Sincerely,

/S/ Jim Dunn

Jim Dunn

President